UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

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KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

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North Carolina	001-16485	56-2169715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement.

On December 21, 2007, Krispy Kreme Doughnut Corporation (“KKDC”), a wholly owned subsidiary of Krispy Kreme Doughnuts, Inc. (the “Company”), entered into a real property purchase agreement (the “Purchase Agreement”) with Harlan Bakeries, Inc. (the “Purchaser”).   Pursuant to the Purchase Agreement, KKDC has agreed to sell its mix manufacturing and distribution facility located in Effingham, Illinois to the Purchaser for $11.8 million in cash.  The Purchaser also has the option to purchase some or all of the inventory of KKDC located at this facility at cost.  The closing, which is expected to occur on or before January 31, 2008, is subject to customary closing conditions and the consent of the lenders under the Company’s secured credit facilities.  The Company currently intends to use the net proceeds from the sale to prepay debt under its secured credit facilities.

The sale is not expected to result in a material gain or loss for financial reporting purposes.  As previously disclosed, the carrying amount of the assets being sold was substantially reduced through an impairment write-down in the second quarter of this year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.

Dated: December 28, 2007

By: /s/ Douglas R. Muir

Douglas R. Muir
Chief Financial Officer